 Crewmen Assignment Supplemental Agreement

(Unofficial Translation)

Party A (Lesser): Fujian Lutong Highway Engineering Construction Co., Ltd.
Address: Room1705 &1706, Floor 17, Yinhe Garden Hotel, 243 Wusi Road, Fuzhou City
Legal Representative: LIN Xiuzhen

Party B (Lessee): Fujian Xing Gang Port Service Co., Ltd.
Address: Floor 17, Tower A, Zhongshan Building, 154 Hudong Road, Fuzhou City.
Legal Representative: LIN Qing

Whereas the two parties entered into Supplemental Ship Lease Agreement on April 11th, 2010, through friendly consultation, Party A and Party B agree upon the following supplements to the Crew Allocation Agreement executed on May 20th, 2008:

1.
As the lease term of Xing Gangjun 9 is renewed until May 31st, 2016, the term of the crew allocation designated in the original agreement is renewed accordingly until May 31st, 2010 upon the expiration of the original agreement;

2.	Refer to the attached Crew Allocation List for the structure and number of the crew members provided by Party A;
3.	The crew allocation fees designated in the original agreement stay unchanged at RMB three hundred thousand yuan even (¥300,000.00 yuan) per month. The payment is made by season;
4.
The crew allocation fees include salaries, benefits, social insurances (including but not limited to endowment insurance, unemployment insurance, medical care insurance, maternity insurance, employment injuries insurance, housing fund, and commercial insurance) and bonus that Party A is obliged to pay to the crew members of Xing Gangjun 9.  Party A is responsible for the social insurance and benefits of the crew;

5.	After the term expires in 2016, under the same conditions, Party B has the priority to hire the crew given that Party B continue to lease ships from Party A;
6.	Party A ensures that all crew members possess the professional skills and required licenses corresponding to their work.
7.	Other items in the original agreement do not change.
8.	This supplemental agreement has the same legal validity as the original agreement.

Party A: Fujian Lutong Highway Engineering Construction Co., Ltd. (Seal)
Legal Representative: LIN Xiuzhen /s/

Party B: Fujian Xing Gang Port Co., Ltd. (Seal)
Legal Representative: LIN Qing /s/

Date of execution: May 21st, 2010